Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact at Neurocrine Biosciences
Claudia Woodworth
(858) 617-7600
NEUROCRINE BIOSCIENCES REPORTS FIRST QUARTER 2009 RESULTS
San Diego, CA, May 5, 2009 — Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced its financial results for the quarter ended March 31, 2009. For the first quarter of 2009, the Company reported a net loss of $19.7 million, or $0.51 per share compared with a net loss of $21.1 million, or $0.55 per share, for the same period in 2008.
Revenues for the first quarter of 2009 were $0.7 million compared with $1.8 million for the same period last year. The decrease in revenues is primarily due to revenues recognized in 2008 under our collaboration agreement with GlaxoSmithKline (GSK). During the first quarter of 2008, the Company recognized $1.0 million in milestone revenue from GSK for clinical advancements relating to the Company’s CRF program.
Research and development expenses decreased to $10.8 million during the first quarter of 2009 compared with $14.2 million for the same period in 2008. The decrease in research and development expenses is primarily due to expense management efforts and lower external clinical development expenses related to the elagolix program.
General and administrative expenses were $4.2 million for the first quarter of 2009 and $8.3 million during the same period last year. The decrease in general and administrative expenses is primarily due to severance costs incurred in the first quarter of 2008 and expense management efforts in the first quarter of 2009.
The Company incurred $4.8 million in cease-use expense during the first quarter of 2009 due to a change in assumptions on timing of tenant occupancy for the front building of its campus.
The Company’s balance sheet on March 31, 2009 reflected total assets of $101.0 million, including cash, cash equivalents, and investments of $86.0 million compared with balances at December 31, 2008 of $118.2 million and $101.5 million, respectively.
“We continue to move our GnRH program forward with the most recent twelve month data from our 603 study showing that elagolix had no deleterious impact on bone mineral density. To date we have successfully treated approximately 700 subjects with elagolix, and continue to build value in this franchise through our ongoing development efforts,” said Kevin Gorman, Ph.D., President and Chief Executive Officer of Neurocrine Biosciences.

Pipeline Highlights
GnRH Antagonists in Phase II Clinical Trials for Endometriosis
Elagolix for Endometriosis
Petal Study (NBI-56418-0603)
The Company has recently completed the entire twelve months of the Petal study, which included the post-treatment reviews to determine the impact, if any, of elagolix on bone mineral density (BMD) six months after stopping treatment. The dual energy X-ray absorptiometry (DXA) data were consistent with the six-month end of treatment results showing a negligible change from baseline in the elagolix treatment arms. In particular, the elagolix 150 mg once daily mean percent change in BMD at twelve months in the spine was 0.19% and in the femur was -0.28%. Analysis of the pain data, collected utilizing the Visual Analog Scale (VAS) and the Composite Pelvic Sign and Symptoms Scale (CPSSS), revealed that the subjects report a sustained improvement of endometriosis symptoms while off medication. While there is a modest increase in scores during the six months after discontinuation of treatment, the mean scores did not return to baseline severity. This would be consistent with a disease modification effect but such a conclusion requires additional clinical study for confirmation.
Lilac Petal Study (NBI-56418-0702)
The Company recently reported the top-line study results from the three-month, double-blind placebo controlled portion of the Lilac Petal Study. These data confirmed the efficacy and safety of elagolix at 150 mg and 250 mg once daily. All subjects have completed the six months of treatment and final study results are expected during the summer. The Company found that for two exploratory scales, daily assessment of non-menstrual pelvic pain was associated with a statistical “floor effect” given the overall mild nature of this symptom in many subjects as assessed utilizing these scales. Analysis of these scores for the sub-set of subjects with moderate or severe non-menstrual pelvic pain at baseline revealed statistically significant separation of elagolix from placebo. The Company is meeting with consultants to discuss methods for addressing this “floor effect” with the Food and Drug Administration (FDA).
Tulip Petal Study (NBI-56418-0703)
The Phase IIb trial in central Eastern Europe is currently enrolling, initial screening is almost complete and approximately two-thirds of the estimated 180 subjects have been randomized. Neurocrine expects to have top-line data from this trial in the fourth quarter of 2009.
The Company continues to investigate the potential of certain GnRH antagonists in treating other hormone-dependent diseases in men’s and women’s health.
Corticotropin Releasing Factor (CRF1) Receptor Antagonists for Anxiety/Depression and IBS
The CRF collaboration between Neurocrine and GSK has identified multiple unique high affinity and selective antagonists for the CRF1 receptor that are currently in clinical development for mood disorders.

GSK has advanced a novel lead CRF1 receptor antagonist compound, 561679, into a Phase II trial. This six week randomized, double-blind, placebo-controlled trial is designed to assess the safety and efficacy of this compound in approximately 150 subjects with Major Depressive Disorder. Results from this study are expected in the second half of 2010.
In addition to this compound, GSK has also successfully completed a Phase I single dose-escalating clinical trial with an additional CRF1 compound, 586529, for the treatment of anxiety and depression.
Urocortin 2
Neurocrine continues to collaborate with our basic and clinical research colleagues on urocortin 2 (UCN2) for cardiovascular indications. The Christchurch Cardioendocrine Research Group at the University of Otago, Christchurch School of Medicine and Health Sciences has submitted a proposal for a study to assess UCN2 infusions for the treatment of Acute Decompensated Heart Failure (ADHF). Previous trials in patients were with individuals with stable chronic heart failure. ADHF patients are the target population and this study should provide important data on the safety, tolerability and efficacy of UCN2 in this group. Initiation of this trial is expected in mid-2009 pending regulatory approval.
Vesicular Monoamine Transporter 2 Inhibitor (VMAT2)
VMAT2 is a protein concentrated in the human brain that is essential for the transmission of nerve impulses between neurons. Neurocrine identified a highly selective VMAT2 inhibitor that is effective in regulating the levels of dopamine release during nerve communication, while at the same time having minimal impact on the other monoamines thereby reducing the likelihood of “off target” side effects. This clinical candidate should be effective in the management of hyperkinetic movement disorders characterized by involuntary bodily movements as seen in patients suffering from tardive dyskinesia, and Huntington’s disease. Additionally, the modulation of dopamine pathways may also be useful for patients suffering from schizophrenia.
The pre-clinical IND enabling studies have been completed and the Company expects to move this compound into the clinic during the summer of 2009.
Indiplon Update
The Company continues to wait for the final FDA meeting minutes from the end-of-review meeting held in July 2008. While not investing in additional clinical trials, the Company is working with regulatory and clinical experts to address some of the outstanding questions raised in the December 2007 approvable letter.
Conference Call and Webcast Wednesday, May 6, 2009 at 8:30am EDT
Neurocrine will hold a live conference call and webcast tomorrow morning, Wednesday, May 6, 2009 at 8:30 a.m. Eastern Daylight Time (5:30 a.m. Pacific Daylight Time). Participants can access the live conference call by dialing 1-800-895-0198 (US) or 785-424-1053 (International) using the conference passcode 7NEURO. The call can also be accessed via the webcast through the Company’s website at http://www.neurocrine.com

If you are unable to attend the Webcast and would like further information on this announcement please contact the Investor Relations Department at Neurocrine Biosciences at (858) 617-7600. A replay of the Conference Call will be available approximately one hour after the conclusion of the call by dialing 1-800-688-7339 (US) or 402-220-1347 (International) using the passcode 7NEURO. The call will be archived for two weeks.
Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including endometriosis, anxiety, depression, pain, diabetes, benign prostatic hyperplasia (BPH), irritable bowel syndrome (IBS) and other neurological and endocrine related diseases and disorders. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the internet at http://www.neurocrine.com
In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, as well as risks and uncertainties associated with the Company’s GnRH program, R & D pipeline and Company overall. Specifically, the risks and uncertainties the Company faces with respect to the Company’s GnRH program include risk that the elagolix clinical trials will fail to demonstrate that elagolix is safe and effective; risk that elagolix will not proceed to later stage clinical trials; risks associated with the Company’s dependence on corporate collaborators for development, commercial manufacturing and marketing and sales activities. In addition, the Company faces risks and uncertainties with respect to the Company’s R & D pipeline including risk that the Company’s urocortin 2, CRF1 receptor antagonist, and VMAT2 clinical candidates will not proceed to later stage clinical trials, and risk that the Company’s research programs will not identify pre-clinical candidates for further development. The Company also faces risk that the Company may be unable to obtain FDA approval for indiplon commercialization in the near future or at all. With respect to its pipeline overall, the Company faces risk that it will be unable to raise additional funding required to complete development of all of its product candidates; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2008 Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.
# # #

NEUROCRINE BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(in thousands, except for loss per share data)

	Three Months Ended
	March 31,
	2009	2008
	(unaudited)	(unaudited)
Revenues:
Sponsored research and development	$17	$12
License fees and milestones	730	1,730
Grant revenue	—	9

Total revenues	747	1,751

Operating expenses:
Research and development	10,848	14,227
General and administrative	4,195	8,286
Cease-use expense	4,828	—

Total operating expenses	19,871	22,513

Loss from operations	(19,124)	(20,762)

Other income and (expenses):
Interest income and other income (expense)	(541)	1,606
Interest expense	—	(1,921)

Total other expense	(541)	(315)

Net loss	$(19,665)	$(21,077)

Net loss per common share:
Basic and Diluted	$(0.51)	$(0.55)

Shares used in the calculation of net loss per common share:
Basic and Diluted	38,669	38,330
NEUROCRINE BIOSCIENCES, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2009	2008
	(unaudited)
Cash, cash equivalents and marketable securities	$66,375	$80,473
Other current assets	829	950

Total current assets	67,204	81,423

Property and equipment, net	5,075	6,191
Long-term investments	19,609	21,057
Restricted cash	6,404	6,409
Other non-current assets	2,736	3,102

Total assets	$101,028	$118,182

Current liabilities	$32,536	$26,094
Long-term liabilities	49,381	55,314
Stockholders’ equity	19,111	36,774

Total liabilities and stockholders’ equity	$101,028	$118,182